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Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 15, 2002 except for the subsequent events described in Note 16 to the financial statements as to which the dates are March 15, 2002 and April 1, 2002, relating to the financial statements, which appears in US Search.com Inc.'s Annual Report on Form 10-K/A for the year ended December 31, 2001. We also consent to the incorporation by reference of our report dated February 15, 2002, relating to the financial statements of Professional Resource Screening, Inc., which appears in US Search.com Inc.'s Current Report on Form 8-K/A dated March 15, 2002. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
August 19, 2002

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CONSENT OF INDEPENDENT ACCOUNTANTS